EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Second Quarter 2019 Results

MATTOON, Ill., July 25, 2019 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended June 30, 2019.

Highlights

  Delivered quarterly net income of $11.0 million, or $0.66 diluted earnings per share
  Tangible book value per share increased by 3.6% in the quarter to $22.35
  Completed SCB Bancorp, Inc. (“Soy Capital”) bank merger and system conversion on budget

“I am pleased to report another solid quarter of financial performance,” said Joe Dively, Chairman and Chief Executive Officer. “We continued our focus on improved credit quality and the results reflect another strong quarter of earnings with minimal charge-offs. While this effort has put pressure on loan growth, the long-term benefits outweigh the managed attrition.”

“With the April completion of the bank merger and systems integration tied to the Soy Capital deal, we have the full benefit of the cost savings moving forward and recorded approximately $2.4 million of acquisition related expenses in the quarter. We are off to a great start with the combined companies and the results, especially for the insurance and ag services business lines, are already reflecting our efforts on growing and expanding the noninterest income diversity the Soy Capital acquisition provided,” Dively concluded.

Net Interest Income

Net interest income for the second quarter of 2019 decreased by $0.9 million, or 2.9% compared to the first quarter of 2019.  The decrease was primarily driven by lower loan balances, less accretion income and higher funding costs. The current quarter included $2.6 million in accretion income compared to $2.9 million in the prior quarter.

In comparison to the second quarter of 2018, net interest income increased by $3.9 million, or 14.1%. The increase was primarily attributable to the addition of Soy Capital and the acquisition of First BancTrust Corporation (“First Bank”), which closed on May 1, 2018.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.64% for the second quarter of 2019 compared to 3.74% in the prior quarter. The decrease was primarily driven by less accretion income and higher funding costs. The higher funding costs were partially driven by customers moving deposits from noninterest bearing accounts to interest bearing checking. Excluding accretion income, net interest margin declined by six basis points in the current quarter.

In comparison to the second quarter of 2018, net interest margin decreased by 15 basis points. The year-over-year decrease in the ratio was primarily due to the inclusion of Soy Capital’s lower net interest margin.

Loan Portfolio

Total loans ended the quarter at $2.55 billion, representing a decrease of $50.5 million compared to the prior quarter. The decline was primarily driven by both the Company’s continued focus on improved credit quality from acquired loans and from an increased competitive environment. The Company continues to maintain its strong credit and underwriting standards, electing not to match certain opportunities where the competition reflects proposed terms beyond First Mid’s requirements. With respect to agriculture operating loans, we believe that nearly all the Company’s borrowers were able to get their crops in the ground by late May and early June, despite wet conditions in many other areas of the Midwest. While yields on the crops are expected to be lower than last year’s record harvest, a combination of the increase in corn and soybean prices and the additional USDA funding are expected to position most of our farming customers in a better cash flow position than last year. A recent USDA research report showed expectations for farmers in our area to have increases in cash income from crop farming by approximately 5% in 2019 over 2018. First Mid has minimal exposure to the cattle and dairy sector.

Loans increased by $169.9 million, or 7.1%, compared to the second quarter of last year through a combination of both organic and acquisition related growth.

Asset Quality

At June 30, 2019, nonperforming loans were 1.0% of total loans, allowance for loan losses was 1.04% of total loans, and the allowance for loan losses to non-performing loans was 102.3%. Non-performing loans of $25.8 million declined to the lowest level in a year, down from $26.0 million in the previous quarter. Excluding outstanding acquired loans, the allowance for loan losses to total loans was 1.38%.

Net charge-offs were $0.4 million during the second quarter consistent with the prior quarter. The Company recorded provision expense of $0.1 million during the second quarter compared to $0.9 million in the first quarter of 2019 and $1.9 million in the second quarter of last year. The decline in provision expense was driven by a combination of improved asset quality and a decline in loan balances.

Deposits

Total deposits at June 30, 2019 were $3.01 billion, an increase of $23.8 million since year-end, but a second quarter decline of $33.7 million consistent with seasonal trends. Customer movement of funds from noninterest bearing accounts to interest bearing checking accounts helped drive higher deposit costs. The Company’s average rate on cost of funds was 0.76% for the quarter compared to 0.70% in the first quarter and 0.38% in the second quarter of 2018.

Noninterest Income

Noninterest income for the second quarter of 2019 was $13.6 million compared to $14.6 million in the first quarter. The decrease was primarily driven by the seasonality of the insurance division, which, as expected, declined by $1.8 million. Revenues in other noninterest fee income categories increased by $0.8 million from the prior quarter. Wealth management revenues were slightly lower and assets under management held steady at $4.2 billion.

Noninterest income increased $5.2 million compared to the second quarter of last year due to a combination of both organic and acquisition growth.

Noninterest Expenses

Noninterest expense for the second quarter totaled $30.2 million compared to $28.3 million in the first quarter. The current quarter included $2.4 million in acquisition related costs compared to $0.2 million in the prior quarter. In addition, the current quarter included $0.4 million in expense related to a fair value impairment on mortgage servicing rights. Excluding the acquisition related costs, noninterest expenses declined by $0.5 million, which was primarily driven by the cost savings from the Soy Capital system conversion and bank merger.

Noninterest expense was $9.4 million higher than the second quarter of 2018. The increase is primarily due to the addition of both Soy Capital and a full quarter of First Bank in the current period numbers. The Company’s efficiency ratio, on a tax equivalent basis and inclusive of acquisition costs, for the second quarter 2019 was 62.3% compared to 56.7% for the same period last year.

 Regulatory Capital Levels

The Company’s capital levels remained comfortably above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	14.82%
Tier 1 capital to risk-weighted assets	13.92%
Common equity tier 1 capital to risk-weighted assets	12.93%
Leverage ratio	11.06%

Capital Markets

The Company maintains a Board approved stock repurchase program that currently has approximately $6.2 million in available repurchase capacity. During the quarter ended June 30, 2019, the Company did not repurchase any shares.

Under the previously announced ‘at-the-market’ equity offering, the Company did not sell any shares during the current quarter.

About Us: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for our customers and shareholders.

First Mid is a $3.8 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 154 years.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements: This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

– Tables Follow –

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	June 30,	December 31,	June 30,
	2019	2018	2018

Assets
Cash and cash equivalents	$168,416	$141,400	$85,575
Investment securities	833,763	769,279	688,616
Loans (including loans held for sale)	2,546,543	2,644,519	2,376,683
Less allowance for loan losses	(26,359)	(26,189)	(22,045)
Net loans	2,520,184	2,618,330	2,354,638
Premises and equipment, net	59,898	59,117	47,003
Goodwill and intangibles, net	135,762	139,097	102,618
Bank owned life insurance	66,347	65,484	51,101
Other assets	58,471	47,027	39,922
Total assets	$3,842,841	$3,839,734	$3,369,473

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$603,823	$575,784	$526,117
Interest bearing	2,408,667	2,412,902	2,144,747
Total deposits	3,012,490	2,988,686	2,670,864
Repurchase agreement with customers	152,264	192,330	141,662
Other borrowings	95,826	127,469	105,083
Junior subordinated debentures	29,084	29,000	28,792
Other liabilities	44,219	26,385	11,746
Total liabilities	3,333,883	3,363,870	2,958,147

Total stockholders' equity	508,958	475,864	411,326
Total liabilities and stockholders' equity	$3,842,841	$3,839,734	$3,369,473

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$31,539	$25,362	$63,643	$46,369
Interest on investment securities	5,436	4,679	10,645	8,760
Interest on federal funds sold & other deposits	596	90	1,334	160
Total interest income	37,571	30,131	75,622	55,289
Interest expense:
Interest on deposits	4,940	1,670	9,318	2,932
Interest on securities sold under agreements to repurchase	215	65	475	124
Interest on other borrowings	697	593	1,420	976
Interest on subordinated debt	406	349	844	608
Total interest expense	6,258	2,677	12,057	4,640
Net interest income	31,313	27,454	63,565	50,649
Provision for loan losses	91	1,877	1,038	2,932
Net interest income after provision for loan	31,222	25,577	62,527	47,717
Non-interest income:
Wealth management revenues	3,587	1,599	7,232	3,341
Insurance commissions	3,760	838	9,315	2,325
Service charges	1,959	1,803	3,761	3,438
Securities gains, net	218	881	272	901
Mortgage banking revenues	346	410	585	571
ATM/debit card revenue	2,202	1,860	4,218	3,464
Other	1,516	970	2,844	1,808
Total non-interest income	13,588	8,361	28,227	15,848
Non-interest expense:
Salaries and employee benefits	15,565	11,057	32,139	21,251
Net occupancy and equipment expense	4,543	3,505	8,998	6,778
Net other real estate owned (income) expense	188	7	241	83
FDIC insurance	197	285	476	566
Amortization of intangible assets	1,823	716	3,179	1,221
Stationary and supplies	264	186	551	397
Legal and professional expense	1,304	1,717	2,498	2,854
Marketing and donations	481	431	935	785
Other	5,822	2,892	9,480	5,235
Total non-interest expense	30,187	20,796	58,497	39,170
Income before income taxes	14,623	13,142	32,257	24,395
Income taxes	3,642	3,105	7,960	5,968
Net income	$10,981	$10,037	$24,297	$18,427

Per Share Information
Basic earnings per common share	$0.66	$0.72	$1.46	$1.38
Diluted earnings per common share	0.66	0.72	1.45	1.38
Dividends per common share	$0.36	$0.34	$0.36	$0.34

Weighted average shares outstanding	16,683,194	13,956,674	16,674,646	13,317,395
Diluted weighted average shares outstanding	16,717,974	13,974,048	16,709,426	13,334,698

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Interest income:
Interest and fees on loans	$31,539	$32,104	$30,553	$28,850	$25,362
Interest on investment securities	5,436	5,209	4,966	4,511	4,679
Interest on federal funds sold & other deposits	596	738	269	127	90
Total interest income	37,571	38,051	35,788	33,488	30,131
Interest expense:
Interest on deposits	4,940	4,378	3,422	2,217	1,670
Interest on securities sold under agreements to repurchase	215	260	134	72	65
Interest on other borrowings	697	723	834	707	593
Interest on subordinated debt	406	438	396	405	349
Total interest expense	6,258	5,799	4,786	3,401	2,677
Net interest income	31,313	32,252	31,002	30,087	27,454
Provision for loan losses	91	947	3,184	2,551	1,877
Net interest income after provision for loan	31,222	31,305	27,818	27,536	25,577
Non-interest income:
Wealth management revenues	3,587	3,645	3,540	1,579	1,599
Insurance commissions	3,760	5,555	2,390	877	838
Service charges	1,959	1,802	1,988	2,009	1,803
Securities gains, net	218	54	0	0	881
Mortgage banking revenues	346	239	266	368	410
ATM/debit card revenue	2,202	2,016	2,044	1,979	1,860
Other	1,516	1,328	1,419	1,107	970
Total non-interest income	13,588	14,639	11,647	7,919	8,361
Non-interest expense:
Salaries and employee benefits	15,565	16,574	13,952	11,600	11,057
Net occupancy and equipment expense	4,543	4,455	4,225	3,530	3,505
Net other real estate owned (income) expense	188	53	260	(61)	7
FDIC insurance	197	279	319	174	285
Amortization of intangible assets	1,823	1,356	1,156	838	716
Stationary and supplies	264	287	238	328	186
Legal and professional expense	1,304	1,194	1,318	1,071	1,717
Marketing and donations	481	454	541	468	431
Other	5,822	3,658	4,311	6,542	2,892
Total non-interest expense	30,187	28,310	26,320	24,490	20,796
Income before income taxes	14,623	17,634	13,145	10,965	13,142
Income taxes	3,642	4,318	3,206	2,731	3,105
Net income	$10,981	$13,316	$9,939	$8,234	$10,037

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Loan Portfolio
Construction and land development	$57,069	$49,179	$50,619	$91,355	$88,481
Farm loans	229,924	236,864	231,700	191,724	184,887
1-4 Family residential properties	355,143	362,617	373,518	367,343	378,573
Multifamily residential properties	167,709	175,903	184,051	100,368	105,948
Commercial real estate	888,711	905,679	906,850	814,574	803,362
Loans secured by real estate	1,698,556	1,730,242	1,746,738	1,565,364	1,561,251
Agricultural loans	118,216	118,026	135,877	120,770	113,533
Commercial and industrial loans	530,405	550,853	557,011	540,387	502,211
Consumer loans	84,907	86,540	91,516	57,248	59,090
All other loans	114,459	111,333	113,377	116,391	140,598
Total loans	2,546,543	2,596,994	2,644,519	2,400,160	2,376,683

Deposit Portfolio
Non-interest bearing demand deposits	$603,823	$628,944	$575,784	$493,935	$526,117
Interest bearing demand deposits	844,931	828,144	903,426	749,396	781,360
Savings deposits	438,769	444,619	432,319	397,910	405,287
Money Market	473,160	483,867	485,388	481,799	434,559
Time deposits	651,807	660,639	591,769	528,357	523,541
Total deposits	3,012,490	3,046,213	2,988,686	2,651,397	2,670,864

Asset Quality
Non-performing loans	$25,773	$25,988	$29,749	$27,924	$24,729
Non-performing assets	29,380	29,857	32,344	30,065	27,237
Net charge-offs	436	432	834	757	603
Allowance for loan losses to non-performing loans	102.27%	102.76%	88.03%	85.37%	89.15%
Allowance for loan losses to total loans outstanding	1.04%	1.03%	0.99%	0.99%	0.93%
Nonperforming loans to total loans	1.01%	1.00%	1.13%	1.16%	1.04%
Nonperforming assets to total assets	0.77%	0.77%	0.84%	0.90%	0.81%

Common Share Data
Common shares outstanding	16,694,316	16,677,128	16,644,635	15,294,925	15,285,146
Book value per common share	$30.49	$29.81	$28.57	$27.25	$26.91
Tangible book value per common share	$22.35	$21.57	$20.22	$20.58	$20.20
Market price of stock	$34.92	$33.32	$31.92	$40.33	$39.30

Key Performance Ratios and Metrics
End of period earning assets	$3,632,712	$3,539,175	$3,491,606	$3,081,929	$3,103,956
Average earning assets	3,470,776	3,516,032	3,307,437	3,090,835	2,949,144
Average rate on average earning assets (tax equivalent)	4.40%	4.44%	4.35%	4.35%	4.16%
Average rate on cost of funds	0.76%	0.70%	0.60%	0.46%	0.38%
Net interest margin (tax equivalent)	3.64%	3.74%	3.75%	3.89%	3.79%
Return on average assets	1.15%	1.38%	1.10%	0.98%	1.27%
Return on average common equity	8.80%	11.02%	8.99%	7.92%	11.23%
Efficiency ratio (tax equivalent) [1]	62.31%	56.77%	57.66%	61.56%	56.65%
Full-time equivalent employees	826	832	818	686	711

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.
Note: Asset Quality metrics as of December 31, 2018 were adjusted to match the disclosures in the 10K, which exclude TDR's from the Soy Capital acquisition.

FIRST MID-ILLINOIS BANCSHARES, INC.
Net Interest Margin

	For the Quarter Ended June 2019
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	81,986	555	2.72%
Federal funds sold	708	4	2.27%
Certificates of deposits investments	6,736	37	2.20%
Investment Securities:
Taxable (total less municipals)	632,548	4,094	2.59%
Tax-exempt (Municipals)	184,838	1,699	3.68%
Loans (net of unearned income)	2,563,960	31,719	4.96%

Total interest earning assets	3,470,776	38,108	4.40%

NONEARNING ASSETS
Cash and due from banks	74,459
Premises and equipment	59,407
Other nonearning assets	248,349
Allowance for loan losses	(27,165)

Total assets	$3,825,826

INTEREST BEARING LIABILITIES
Demand deposits	1,284,511	1,645	0.51%
Savings deposits	442,772	155	0.14%
Time deposits	658,723	3,140	1.91%
Total interest bearing deposits	2,386,006	4,940	0.83%
Repurchase agreements	153,872	215	0.56%
FHLB advances	108,044	696	2.58%
Federal funds purchased	115	1	3.49%
Subordinated debt	29,056	406	5.60%
Other borrowings	550	0	0.00%
Total borrowings	291,637	1,318	1.81%
Total interest bearing liabilities	2,677,643	6,258	0.94%

NONINTEREST BEARING LIABILITIES
Demand deposits	606,170	Average cost of funds	0.76%
Other liabilities	43,136
Stockholders' equity	498,877

Total liabilities & stockholders' equity	$3,825,826

Net Interest Earnings / Spread		$31,850	3.46%

Impact of Non-Interest Bearing Funds			0.18%

Tax effected yield on interest earning assets			3.64%

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Net interest income as reported	$31,313	$32,252	$31,002	$30,087	$27,454
Net interest income, (tax equivalent)	31,850	32,800	31,546	30,604	27,951
Average earning assets	3,470,776	3,516,032	3,307,437	3,090,835	2,949,144
Net interest margin (tax equivalent) [1]	3.64%	3.74%	3.75%	3.89%	3.79% %

Common stockholder's equity	$508,958	$497,152	$475,864	$416,833	$411,326
Goodwill and intangibles, net	135,762	137,461	139,097	102,014	102,618
Common shares outstanding	16,695	16,677	16,645	15,295	15,285
Tangible Book Value per common share	$22.35	$21.57	$20.22	$20.58	$20.20

Common equity tier 1 capital	$379,581	$372,731	$357,690	$335,552	$325,572
Risk weighted assets	2,935,236	2,964,638	3,030,259	2,662,706	2,678,691
Common equity tier 1 capital to risk weighted assets [2]	12.93%	12.57%	11.80%	12.60%	12.15%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% during 2018 and 35% during 2017 and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.